Exhibit 10.09 (a)

               EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

                 Short-Term Incentive Compensation Plan
                       Administrative Procedures

1. For each plan calendar year 1/, the Compensation Committee
   (Committee) shall determine:

       Participants eligible for awards,

       Estimated maximum awards for each participant; and

       An estimate of the maximum incentive fund required based on the aggregate estimated maximum awards for the participants for that year.

2. Each participant's estimated maximum award shall be allocated to various performance segments. Objectives and/or goals shall be established for each performance segment consistent with Equitable Resources' business plan. In determining actual incentive awards for each participant for the plan calendar year, each performance segment shall be expressed in a range of dollars from zero to a maximum as determined by the Committee.

3. Following the close of the plan calendar year and after adjusting the estimated maximum awards to reflect the actual salaries earned by each participant during the plan calendar year, each participant's performance shall be evaluated resulting in a recommended award for each participant.

   The Committee and the Chief Executive Officer shall review the recommended awards to ensure that each participant's
   performance is objectively and consistently evaluated.
________________

   1/ The plan calendar year is the calendar year, except for the initial year which is applicable to the six months ending
December 31, 1984.




4. Following the publication of the Company's consolidated financial statements for the calendar year, the incentive fund shall be determined based upon the Company's financial performance (measured by the rate of return that net income bears to average capitalization 2/ for the year). In no event will the incentive fund exceed 2.5 percent of net income. In addition, return on capitalization goals should be assessed annually to preserve consistency with peer companies' performance opportunities.

   Should the Company's financial performance be less than the minimum rate of return as determined by the Committee, there shall be no incentive fund for that plan calendar year and no incentive awards shall be authorized.

   Should the Company's financial performance be equal to or higher than the minimum rate of return as determined by the Committee, the sum of the recommended awards shall be compared to the incentive fund.

       Should the sum of the recommended awards be less than or equal to the incentive fund, then the recommended award shall be the actual incentive award for each participant.

       Should the sum of the recommended awards exceed the incentive fund, each participant's actual incentive award shall be derived by reducing the participant's recommended award by the percentage which the sum of the recommended awards exceed the incentive fund.

   The Committee, after reviewing these procedures, shall
   authorize the actual incentive award for each participant.
___________

   2 / Effective with the plan calendar year 1986, rate of return will be measured by average capitalization in lieu of average stockholders' equity. Average capitalization is defined as the average balance, as of the beginning and end of the calendar year, applicable to the capitalization and short-term loans for construction in current liabilities as recorded in the certified consolidated balance sheet of Equitable Resources, Inc.

   5. The actual incentive award shall be paid to each participant at such time and in such periodic amount as the Committee shall, from time to time, determine, provided however, that in no event shall the payments extend beyond twenty-four(24) months from the date the Committee authorizes the actual incentive awards.

   6. The actual incentive award, once authorized by the Committee, may be subsequently revoked should the participant's employment with the Company terminate; provided however, that upon normal retirement or death, all authorized actual incentive awards become due and payable; and provided further, that revocation shall not be applicable where the participant's termination of employment is caused directly or indirectly by a change in control of the Company. (Change in control of the Company is defined as the acquisition of 10 percent or more of the Company's outstanding voting shares and/or a change in the majority of the Board of Directors as a result of a cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of these transactions without the prior consent of the Board of Directors.)

   7. The Company's Short-Term Incentive Compensation Plan may be cancelable at the discretion of the Board of Directors, but such cancellation shall not affect actual incentive awards previously authorized.



January 18, 1988